PHILADELPHIA CONSOLIDATED HOLDING CORP. & SUBSIDIARIES

CODE OF CONDUCT

INTRODUCTION

The Board of Directors of Philadelphia Consolidated Holding Corp. (sometimes referred to as “PCHC”) has developed and adopted this Code of Conduct (this “Code”) to promote:

• Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

• Full, fair, accurate, timely and understandable disclosure in Philadelphia Consolidated Holding Corp.’s annual and quarterly reports and in other public communications made by Philadelphia Consolidated Holding Corp.;

• The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code.

• Compliance with applicable governmental laws, rules and regulations; and

This Code applies to all directors, officers and employees (hereinafter collectively referred to as “Employee” or “Employees”) of Philadelphia Consolidated Holding Corp. and its subsidiaries, including the chief executive officer, the chief financial officer, the chief underwriting officer, the chief actuarial officer, the principal accounting officer and controller of Philadelphia Consolidated Holding Corp., and persons performing similar functions (these persons are collectively referred to as the “Senior Financial Officers”).

Please take the time to read this Code carefully, since each Employee is responsible for knowing and understanding its contents. If you need more information or have any questions, contact James J. Maguire, Jr. at 610-617-7762 or jjmjr@phlyins.com or Craig P. Keller at 610-617-7684 or ckeller@phlyins.com.

I. DEFINITIONS

Several terms in this Code have special meanings. These meanings should be “read into” those terms wherever they are used.

Company means Philadelphia Consolidated Holding Corp. or any of its subsidiaries.

Employee(s) means, of course, any employee, including an officer. For the purposes of this Code, it also includes each member of the Company and its subsidiaries’ board of directors. (To make this Code easier to follow, the word “you” is often used as a shorthand way of addressing you as an employee of the Company.)

Associate ordinarily means a member of your immediate family (for this purpose, immediate family means your spouse or any of you parents, grandparents, children by blood or adoption, grandchildren, siblings, brother or sister-in-law and son or daughter-in-law). It also includes any organization in which you or a member of your immediate family holds a partnership interest or owns more than 10% of any class of security. Finally, associate can refer to a trust of which you are a trustee, or one in which you or a member of your family has a beneficial interest.

II. GENERAL GUIDELINES

1.	Outside Activities — “A full day’s work for a full day’s pay” is the expression most often used to describe employment as a two-way relationship involving a fair exchange. As part of this relationship, all Employees (except for outside Directors) are expected to give full attention to Company responsibilities.

Employment with an outside business or trade organization may interfere with these responsibilities or affect your performance of Company duties. Generally, an Employee of the Company should not accept any employment with any other business or organization outside the Company. In addition, you should not pursue other regular activities outside the Company that will interfere with your responsibilities or adversely affect your performance.

On the other hand, so long as your work-related obligations are met and your outside activities are in compliance with applicable government laws, the company takes no interest in your outside activities. The only exceptions to this are when particular activities — such as caring for your own personal financial interests — raise questions of conflict of interest treated below and elsewhere in these guidelines.

2.	Personal Financial Interests — The Company expects that whenever your position requires you to exercise judgement and discretion, you will use your best judgement in the interests of the Company. The duties of most employees are such that personal financial interests are seldom if ever a consideration in the kinds of judgements they may be called upon to make. Some positions, however, may involve responsibilities that could be influenced, consciously or unconsciously, by personal financial interests.

To avoid any conflict of interest, or the appearances of a conflict, neither you nor any associate should have a direct or indirect investment in any business enterprise which is doing or seeking to do business with the Company, or which is a competitor of the Company.

If you are in a position to influence or to carry out the investment policy of the Company, you and your associates should avoid investment in any business enterprise in which the Company has or is considering making an investment, except for a collective or combined interest up to 2% of the stock of a publicly owned company.

These prohibitions are not intended to preclude you from certain types of investment that, from a common-sense point of view, should not interfere with your impartial best judgement as an employee. For example, the fact that the Company must do business with the telephone company in order to operate should not preclude you or any associate from owning common stock of AT&T, with its hundreds of thousands of shareholders. Similarly, your ownership of shares of beneficial interest in a mutual fund, which from time to time may hold common stock of suppliers or competitors of the Company, will ordinarily raise no concern under these guidelines. (Presumably you have little or no control over the mutual fund’s investment decisions and are unlikely to be influenced by a minor indirect interest in only one of many diversified holdings of the fund).

3.	Confidential and Proprietary Information — During the course of your employment, you may have knowledge of or practical access to information with respect to the Company’s business or the business or personal affairs of its customers or employees. It is important that such information be treated confidentially.

In addition, recently enacted privacy legislation imposes specific legal obligations on the Company with respect to personal information received in connection with customers’ insurance transactions. If your position is such as to make you responsible in any way for complying with such obligations, you are to conscientiously adhere to the instructions you receive as essential to the protection of customers’ privacy and the integrity of the Company’s dealings with them.

Whether or not certain information you have as a result of your position is confidential, you are not to use such information in any way that might be detrimental to the interests of the Company or its employees or customers.

In addition, you are not to use any such information, unless it has already become public in a lawful manner, for your own direct or indirect benefit, or for the direct or indirect benefit of any associate or any other recipient of the information.

With respect to confidential information about the Company and its business, you are responsible for maintaining its confidentiality not only during your employment, but also after any termination of employment. The Company will pursue legal remedies available to it to prevent any former employee and/or a subsequent employer from benefiting from confidential information about the Company whose use is or may be detrimental to the interests of the Company.

4.	Corporate Opportunities — You may not appropriate, for your or for any associate’s personal profit or advantage, any business venture, opportunity, or potential opportunity that you discover or develop in the course of your employment and that is in any way related to any business the Company is engaged in or may intend to be engaged in. This includes any opportunity to profit from transactions in the insurance industry or other lines of business engaged in or planned by the Company or business opportunities which you discover during the course of your employment, or through the use of Company property or information.

Also, neither you nor any associate may directly or indirectly compete with the Company in the purchase or sales of any property, right, or interest, nor may you or any associate knowingly, acquire, directly or indirectly, anything of probable interest to the Company.

5.	Dealings in Securities of Business Enterprises — In addition to the ethical considerations involved, federal law generally prohibits security transactions based on non-public material information. There are few hard-and-fast, easy to understand rules in this area, so where there is doubt, you should consult with the President of the Company.

In general, the law applies to you and your associates when purchasing, selling, or otherwise trading in the securities of, or any other proprietary interest or investment in, the Company or any other business enterprise. (You could be engaging in any such transaction for yourself or for the Company, or an associate could be engaging in any such transaction in his or her own behalf, or for you.) In any such situation, the law prohibits, and may impose civil or criminal liabilities on you, for engaging in any such transaction when you or your associate is in possession of material, non-public information concerning or affecting such business enterprise. This includes, without limitation, information which:

(a)	relates in any way to the business or financial condition, present or prospective, of such business enterprise; to its products, services or facilities, whether presently available or in the process of development; to the market for its securities; or to the Company’s investment intentions with respect to such enterprise, and

(b)	has not been made known to the public.

Each employee must comply with the Company’s Policy relating to Insider Trading in Company Securities and Confidentiality of Information.

6.	Acceptance or Giving of Gifts, Entertainment, Loans or Other Favors — The Company enters into contracts for the purchase or sales or products and services solely on the basis of the merits involved in each particular situation. All customers and suppliers should be treated even-handedly, and all transactions conducted on an arms-length basis. The receiving or giving of expensive gifts, lavish entertainment, loans or special favors that may influence or give the appearance of influencing this process is prohibited. The following guidelines are applicable:

(a)	Neither you nor any associate shall accept any offer of gifts, entertainment, loans or other favors by any enterprise or organization which is doing or seeking to do business with the Company, which is a competitor of the Company, or in which the Company has or is considering making an investment. The enterprise or organization just referred to include, but are not limited to, suppliers, insurance agencies and brokers, and investment dealers and brokers.

The prohibition against accepting certain loans does not apply to loans made in the ordinary course of business from established banking or financial institutions. or policy loans under existing contracts of life insurance, on terms no more favorable than generally available in comparable transactions to persons similarly situated.

The prohibition against certain gifts and other favors does not apply where the gift, entertainment or other favor is of such nominal value that it cannot be regarded as placing you under any obligation to the donor.

Without limiting the generality of any of the foregoing, if you are in a position of influence or to carry out the investment policy of the Company, you should not accept allotments of new issues on behalf of yourself or any associate, directly or indirectly, either from a person other than your regular broker or in amounts in excess of what would be considered normal in the circumstances.

(b)	You may give gifts and favors to , or entertain, at Company expense only if you are generally or specifically authorized to do so, and then only if such gifts, favors and entertainment meet all of the following criteria:

•	They are consistent with accepted business practices,

•	They are of sufficiently limited value, and in a form that will not be construed as a convenience payment (bribe or pay-off),

•	They are not in contravention of applicable law and generally accepted ethical standards, and

•	Public disclosure of the facts will not embarrass the Company.

(c)	Federal law, as well as certain state statues, prohibits the offer, promise or gift of anything of value to an employee, agent or official of the government, if made with intent to influence such individual within his/her area of responsibility. The giving of gifts and favors to or the entertainment of such individuals, even when not technically prohibited by law, is strongly discouraged as a matter of Company policy, so that any appearance of impropriety may be avoided.

7.	Relationships With Competitors — In addition to tangible property and resources, your knowledge of the Company and its business constitutes one of the Company’s most valuable assets. To prevent misuse of this asset, you may not render advice or service, gratuitously or otherwise, to any organization or individual engaged in the same or similar business or research as the Company unless you are authorized to do so by the Company. Even then, you may do so only if clearly the advice or service rendered cannot be used to the detriment of the Company.

8.	Accurate Books and Records — The Federal Foreign Corrupt Practices Act of 1977 (FCPA) requests that the Company keep books and records that, in reasonable detail, accurately and fairly reflect its transactions. The Company must also maintain appropriate systems of internal accounting control such that:

(a)	Transactions are executed in accordance with management’s general and/or specific authorization;

(b)	Transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

(c)	Access to assets is permitted only with management’s general or specific authorization; and

(d)	The recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

Compliance with these requirements shall be in accordance with the following guidelines:

(a)	The use of any funds or other assets. or the providing of any services, for any purpose which is unlawful first, under the laws of the United States, any state thereof, or secondly, any other jurisdiction (foreign) is strictly prohibited.

(b)	No undisclosed or unrecorded funds or assets shall be established for any purpose.

(c)	No false or artificial entries shall be made in any books or records for any reason and no employee shall engage in any arrangement that results in such prohibited act.

(d)	No payment shall be approved or made with the intention or understanding that it is to be used for any purpose other than that described by the document supporting the payment and in compliance with (a) above.

(e)	Any employee having information or knowledge as to a possible violation of any of the above provisions or any other instance of non-compliance with the requirements of FCPA shall promptly report such matter in confidence to their immediate Supervisor or Department Manager.

(f)	Appropriate management personnel are responsible for the enforcement of and compliance with these guidelines.

(g)	Persons responsible for enforcement and compliance shall be required to certify that they fully understand their responsibility to comply with the above guidelines and that, to the best of their knowledge and belief, they have within the past year complied with such guidelines.

(h)	Persons unable to so certify shall disclose any possible instance of non-compliance by reporting it in writing in full detail to their immediate Supervisor or Department Manager.

III. PROCEDURES FOR DISCLOSURES

The following procedures are established to provide for disclosure of any material interest, affiliation or activity on the part of any employee that conflicts with, is likely to conflict with, or may appear to conflict with, the official duties of such employee, Company policy, or the guidelines stated in this Code of Business Conduct:

1.	On an annual basis, after each calendar year-end, questionnaires will be sent by and promptly returned to the Personnel Department as to each director, officer, manager, and key professional employee of the Company in order to elicit disclosure of possible conflicts of interest.

2.	A questionnaire as in 1 above will also be sent to each new director, officer, manager, or key professional employee upon becoming an employee.

3.	A questionnaire, obtainable from the Personnel Department, on a timely basis shall be submitted by any person with respect to any conflict of interest or prospective conflict of interest situation as occurring not previously reported.

4.	All questionnaires indicating a conflict of interest existing or prospective shall first be reviewed by the Governance and Nominating Committee. This Committee may take such action as it deems appropriate to correct any conflict of interest it finds to exist. The Committee shall annually submit a report of its activities to the Company Board of Directors as well as to the appropriate standing committee or officer(s), as the case may be, of each subsidiary, for the latter’s further reporting to such subsidiary’s Board of Directors.

5.	All information disclosed in the questionnaires shall be treated on a confidential basis, except to the extent necessary for the protection of the Company’s interest.

6.	Employees not subject to this disclosure procedure — that is employees other than directors, officers, managers, and key professional employees — are not excused from observance of this Code of Business Conduct in every respect. At his/her own discretion, any such employee may request and complete a questionnaire on a voluntary basis as a means of obtaining review of the propriety of a specific set of facts and circumstances.

Whether or not you are required to complete the annual questionnaire, you are encouraged to consult with your manager, or the President of the Company, before entering into transactions, relationships, or associations where the potential for conflict of interest exists.

IV. FINANCIAL REPORTING

As a public company it is of critical importance that the filings of Philadelphia Consolidated Holding Corp. (“PCHC”) with the Securities and Exchange Commission and other public disclosures be accurate and timely. Depending on his or her position with the Company, an employee may be called upon to provide information to assure that PCHC’s public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to PCHC’s public disclosure requirements.

Senior Financial Officers have the primary responsibility for ensuring that the disclosure in PCHC’s periodic reports is full, fair, accurate, timely and understandable. Therefore, Senior Financial Officers are required to familiarize themselves with the disclosure requirements applicable to PCHC as well as the business and financial operations of PCHC. Senior Financial Officers are responsible for adequately supervising the preparation of the financial disclosures in the periodic reports required to be filed by PCHC.

In the performance of their duties, Senior Financial Officers and other Company employees are prohibited from knowingly misrepresenting facts. A Company employee will be considered to have knowingly misrepresented facts if he or she knowingly (1) makes, or permits or directs another to make, materially false or misleading entries in an entity’s financial statements or records; (2) fails to correct materially false and misleading financial statements or records; (3) signs, or permits another to sign, a document containing materially false and misleading information; or (4) falsely responds, or fails to respond, to specific inquiries of the Company’s internal or external auditors.

V. ANTITRUST LAW ISSUES; BID RIGGING

The Company’s policy is to comply fully with all antitrust laws that apply to its operations. The Company views antitrust violations as severe and such violations may result in not only dismissal from the Company, but also civil and criminal fines and penalties. Therefore, whenever you have doubts or questions about compliance with antitrust laws, you must contact the Company’s General Counsel.

Federal and state laws prohibit businesses from entering into written or oral agreements, express or implied, that restrain trade. Therefore, you are not allowed to discuss or communicate with any competitor regarding:

• • • • • •	pricing, terms or conditions of sale, margins, costs, quotes, confidential information, allocating customers or territories, and

• refusing to deal with any person or persons or refusing to offer specific lines of insurance (“group boycotts”).

Collaboration or discussion of these subjects with competitors can be illegal. Exchange of information or discussions regarding any of the above-referenced can lead to serious legal problems. If a competitor raises any of them, the conversation should be stopped immediately, and you should tell the competitor that these matters can’t be discussed. You should then report the conversation to the Company’s Chief Executive Officer.

Additionally, many other types of agreements, such as agreements to sell one product only if the buyer agrees to purchase a second, different product (“tying”), as well as other practices, may be unlawful.

It is important to note that conduct exempt from the federal antitrust scrutiny may be prohibited under state law. State antitrust laws differ significantly from Federal law, and from state to state, and the Company’s insurance business is subject to extensive and conflicting state regulation with respect to the setting of rates and premiums and the exchanging of pricing and statistical information among competing insurers.

In addition, it is a violation of law for the Company to participate with either insurance or reinsurance brokers or competitors in the practice of bid rigging or price fixing in the conduct of its insurance business, and employees must avoid even the appearance of participation in such a practice. Bid rigging can be described as any arrangement in which brokers and insurers, cooperate or act in concert to provide to an insured a bid, price quote or other information regarding the terms of a proposed insurance policy that is intentionally higher or otherwise less favorable to the proposed insured than other bids, quotes or information provided by other insurers. This would include any agreement between parties not to submit a legitimate competitive bid or quote and any agreement to submit an artificially high bid or quote designed to give to the insured a false impression of competition among insurers. Consequently, no Employee should engage in any of the practices described above.

VI. POLITICAL CONTRIBUTIONS

Federal laws and the laws of many states prohibit corporate contributions to political candidates or officeholders. No contributions of the Company’s funds, assets or services may be made to any political party or the holder of any political office or candidate for such office. Federal law also prohibits reimbursement by the Company for personal political contributions, and the Company will not do so.

VII. WAIVERS

The Company expects that all of its Employees will strictly adhere to this Code. Notwithstanding the foregoing, there may be special circumstances under which the Company may elect to waive a particular provision of this Code for a limited purpose. Waivers of this Code for any employee of the Company other than executive officers or directors of PCHC may only be made in writing by the Chief Executive Officer of PCHC. Any waiver of this Code for executive officers or directors of PCHC may only be by the Board of Directors of PCHC and must be promptly disclosed to the stockholders of PCHC and to appropriate regulators, if and as required by applicable law or rules of the Nasdaq Stock Market or other self-regulatory organization then applicable to the Company. For the purposes of this section of the Code, the term “executive officer” shall mean those officers covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

VIII. RESPONSIBILITIES FOR COMPLIANCE

Where an Employee believes or determines that an actual, potential, or apparent violation of this Code exists he or she must promptly report it in writing (i) on an anonymous basis if so desired through “MySafeWorkplace”, the reporting “hotline” established by the Audit Committee, or (ii) directly to PCHC’s Director of Internal Audit (who, in turn, reports directly to the Audit Committee of the Board of Directors of PCHC). Complaints will be promptly investigated — in the case of actual, potential or apparent violations involving accounting or auditing matters, by a duly appointed delegatee of the Audit Committee pursuant to the Audit Committee’s written procedures.

Full and timely disclosure of the facts will help meet your responsibilities under this Code and will enable the Company to maintain the highest ethical standards. No Employee will be discharged, threatened, or discriminated or retaliated against because the person or someone else acting on his or her behalf makes a good faith disclosure concerning another officer, director, or employee. Employees are obliged to cooperate with investigations into Code violations and must always be truthful and forthcoming in the course of any such investigations.

Any Employee who has a good-faith belief that he or she has been harassed, discharged, threatened, discriminated against or otherwise retaliated against because of a disclosure of securities law violations or fraudulent activity in violation of this Code, or because of assistance in an investigation, should promptly bring his or her complaint of retaliation to the attention of the Director of Internal Audit (or the Audit Committee of PCHC in the case where you reasonably believe that the Director of Internal Audit is involved in the retaliation). The Director of Internal Audit or the Audit Committee (or a duly appointed designee thereof) will have authority to investigate any such claim of retaliation and, if retaliation has occurred, to promptly recommend corrective action.

IX. CONSEQUENCES OF VIOLATIONS

Violations of any provision of this Code, including retaliation against someone who has made a complaint of a violation or any clear infraction of applicable laws or of recognized ethical business standards, which are not covered by this Code, may result in disciplinary action, including termination of employment or other relationship with the Company. In addition, certain violations could result in the imposition of civil and/or criminal sanctions. Illegal actions on the part of persons covered by this Code may be reported to the appropriate authorities.

CONFIDENTIAL

Code of Conduct

Disclosure Certification

Intending to be legally bound hereby, I certify that I have read and reviewed the Code of Conduct of Philadelphia Consolidated Holding Corp. and Subsidiaries and fully understand my responsibility to comply with the guidelines stated herein.

To the best of my knowledge and belief, neither I nor any of my Associates has any interest or connection, or has within the past year engaged in any activity, which might conflict with the Company’s interests or be in violation of such guidelines, except as indicated by check mark in one or more of the boxes below.

ð ð ð	The foregoing statement is true, without exception Except as previously reported by me in writing to the Company Except as reported in full detail on a separate sheet attached to this letter

Date	Signature
Name